Exhibit 10.1

Boat Rental Agreement

THE PARTIES TO THIS AGREEMENT ARE:

THE OWNER:

Full Names: Francia Isabel Frometa Tejeda

Address: Jose Rosado, Casa 18, Los Tres Brazos, Santo Domingo, Dominican Republic

THE RENTER:

Full Names: Azar International Corp.

Physical Address: Carretera Turistica, Luperon, 12th km, No. 7, Grand Parada, Puerto Plata, Dominican Republic

The parties choose the above stated addresses as their physical addresses at which legal proceedings may be instituted.

2. THE OBJECT OF THE RENTAL IS:

2.1 Type of Boat: Catamaran

2.2 Model: Lagoon 570

2.3 Year: 1999

2.4 Registration Number: CT-833-976PP

2.5 Passenger Capacity: 10

3. CONDITION OF BOAT

3.1 The Owner states that to the best of his knowledge and belief that above-described boat is in sound and safe condition and free of any known defects or faults which would affect its safe and reliable operation under normal use.

3.2 The Owner further states that all required lifesaving and safety equipment are aboard the boat and in good order and condition at the time of delivery to the Renter for this boat rental agreement.

3.3 The Renter must inspect the boat and lifesaving and safety equipment on board before each rent and ascertain that they are in compliance with the regulations pertaining to his intended area of use of the boat.

4. QUALIFICATIONS:

4.1 The Renter states that he is physically and legally qualified to operate the above-described boat.

5. RENTAL PERIOD:

The Owner agrees to rent the above-described boat to the Renter for the period of 1 to 14 days, from time to time, subject availability. The Owner agrees to inform the Renter about the availability within 24-hours after request.

6. RENTAL RATE:

6.1 The Renter hereby agrees to pay the owner at the rate of $350 per day. The rental payment should be paid before the rent.

6.2 Payments will be accepted via cash, credit card, personal check or cashier’s check.

6.3 All fuel used shall be paid for by the Renter.

6.4 There shall be no additional Rental Fees for the Lifesaving and Safety Equipment.

7. EXCLUSIONS:

7.1 The rented boat shall not be used to carry passengers, goods or materials in excess of the rated passenger capacity of the boat as stipulated in 2.8 above.

7.2 The rented boat shall not be used to push, propel or tow another boat, barge or any other thing without the written permission of the Owner.

7.3 The rented boat shall not be used for any race or in any competition.

7.4 The rented boat shall not be used for any illegal purpose.

7.5 The Renter shall not operate the boat in a negligent manner.

8. INSURANCE:

8.1 The Renter hereby agrees that he shall be held fully responsible for any and all loss of or damage to the boat or equipment or motor the term of this Boat Rental Agreement whether caused by collision, fire, flood, vandalism, theft or any other cause, except that which shall be determined to be caused by a fault or defect of the boat or equipment.

9. RETURN OF BOAT:

Renter acknowledges and understands that he/she will return the Boat and all Lifesaving and Safety Equipment, on the end date of the rental.

10. JURISDICTION:

11.1 This agreement shall be governed by, and construed in accordance with, the laws of the Dominican Republic.

Signed at Sosua, Dominican Republic on this 20th day of January 2020.

OWNER: /S/ Francia Isabel Frometa Tejeda

RENTER: /S/ Hilario Lopez Vargas